Exhibit 99.1

Recent Developments

Brincidofovir Potential Survival Benefit in Adenovirus Infection

On October 11, 2014 , we presented preliminary survival analysis data, based on 48 evaluable patients from the ongoing AdVise Trial for brincidofovir. This data showed a mortality rate of 35 percent compared with the historic rates of up to 80 percent mortality in the first month after diagnosis. A majority of subjects also had suppression or clearance of adenovirus from the blood. There is currently no approved treatment for adenovirus, an infection that can progress rapidly in patients with a weakened immune system due to disease or medications.

AdVise was initiated in March 2014, based on potency observed in vitro and on clinical data from a Phase 2 trial and a large expanded access trial which showed the potential for improved clinical outcomes. As of September 19, 2014, 48 subjects had enrolled in AdVise, with 35 percent mortality observed to date (17 of 48) with a median duration of observation of 57 days for living patients.

The trial is enrolling pediatric and adult patients with adenovirus infection who receive brincidofovir twice weekly for twelve weeks. Baseline information and at least two months of follow up are available for 26 subjects. Of those 26 patients, 23 had measurable viral loads at study entry, and three patients had no virus detectable in the blood but had diagnosed adenovirus infection. Fourteen of the 23 patients with viremia at study entry achieved undetectable viral loads during treatment. Twelve of the 26 patients died.

Over half of the subjects were hematopoeitic cell transplant (HCT) recipients with disseminated disease, but solid organ transplant recipients and patients undergoing chemotherapy were also enrolled. Over one-third of the subjects (12 of 26) had a second active infection with another DNA virus in addition to adenovirus, including BK virus (27 percent), cytomegalovirus (19 percent) and Epstein Barr virus (8 percent).

The safety and tolerability profile of brincidofovir in these initial subjects was similar to other studies of brincidofovir in immunocompromised patients with complicated medical issues, with only three subjects discontinuing due to adverse events. Of the six subjects who enrolled in the study with adenovirus-related diarrhea, three reported improvement of symptoms and three remained stable.

Selection of CMX16669 as Clinical Candidate

On October 15, 2014, we announced the selection of a novel clinical candidate, CMX16669, for BK virus and cytomegalovirus (CMV). This new product candidate has demonstrated potent in vitro activity against CMV and BK virus, with a promising safety profile in vitro and in pilot toxicity studies in animals. The modified lipid tail may enable very low oral doses, based on initial animal studies. We plan to initiate clinical trials in 2015.

Brincidofovir for Ebola Virus Disease

On September 3, 2014, we announced positive results from in vitro testing at the Viral Special Pathogens Branch of the U.S. Centers for Disease Control and Prevention (CDC) and the U.S. National Institutes of Health (NIH). These tests showed potent activity of brincidofovir against the Ebola Virus Disease. Additional assessments of brincidofovir in animal model studies are being conducted through the CDC and NIH.

To date, patients in the United States have been treated with brincidofovir for Ebola Virus Disease at the request of treating physicians. Emergency Investigational New Drug Applications (EINDs) have been approved by the U.S. Food and Drug Administration (FDA) for the use of brincidofovir in patients with confirmed Ebola Virus Disease. Such patients are extremely ill, and the use of brincidofovir to treat such patients pursuant to an EIND is not subject to the same clinical trial protocols as trials conducted pursuant to an Investigational New Drug Application (IND).  As a result, it is likely that we will observe severe adverse outcomes in such patients, including patient death.  Conversely, any positive outcomes that we observe in individual patients may not be indicative of the efficacy of brincidofovir against the Ebola Virus Disease as any such results may not be clinically significant. We do not comment on the status of individual patients, nor confirm any details regarding their care.

We have previously announced that we have been working closely with the FDA to develop a Phase 2 clinical trial protocol to assess the safety, tolerability, and efficacy of brincidofovir in patients who are confirmed to have Ebola Virus Disease. An IND application for brincidofovir for Ebola Virus Disease has been authorized by the FDA. The FDA has authorized a Phase 2 protocol for brincidofovir for Ebola Virus Disease to begin immediately. Brincidofovir tablets are available for immediate use in clinical trials.

2015 Research and Development Expenses

We plan to increase our research and development expenses for the foreseeable future as we expand the development of brincidofovir and our brincidofovir commercial manufacturing.  In particular, we expect our research and development expenses for 2015 to increase substantially relative to current levels.

Special Note Regarding Forward-Looking Statements

This Exhibit contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.